Exhibit 16.2

March 27, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

U.S.A.

Dear Sir or Madam:

We are the former independent auditors of China Security and Surveillance Technology, Inc. (formerly known as Apex Wealth Enterprises Limited) (the “Company”).  We have read the Company’s current report on Form 6-K filed with the Securities and Exchange Commission on March 27, 2006, captioned “Change in Certifying Accountant.”  We agree with the statements made therein as they relate to PKF.  We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly

PKF

Certified Public Accountants

Hong Kong

DW/an

Tel (852) 2806 3822

Fax (852 2806 3712

26/F Citicorp Centre

18 Whitfield Road

Causeway Bay, Hong Kong